SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN DEFENSE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American Defense Systems, Inc.

420 McKinney Parkway

Lillington, NC 27546

Phone: 910-514-9701 Fax: 910-514-9707

www.adsi-armor.com

info@adsiarmor.com

TO:	STOCKHOLDERS OF AMERICAN DEFENSE SYSTEMS, INC.

FROM:	The Board of Directors

DATE:	February 2, 2012

On January 6, 2012, a group of investors that includes Armor Technologies LLC and that is led by Dale S. Scales (the “Scales Group”) filed a document with the Securities and Exchange Commission (the “SEC”). In that document, the Scales Group stated that it had acquired 30 percent of your company’s stock and planned to seek a special meeting of the company’s stockholders for the purpose of removing the board of directors. A few days later, based on its review of the SEC filing and what it knew about the Scales Group and its undisclosed links to the company’s former CEO, Anthony J. Piscitelli, the board of directors voted unanimously to amend the company’s bylaws so that the Scales Group and stockholders who joined with it would not be able to call a special meeting. More recently, the Scales Group has asked other stockholders to join with it in calling a special meeting, has threatened to sue the members of the board of directors, and has alleged that the board of directors breached its fiduciary duties by amending the bylaws. We wanted to take this opportunity to explain to you why the board of directors amended the bylaws and to provide you with some important information about the Scales Group that is notably missing from the filings that the Scales Group has made with the SEC and its other communications with stockholders.

The person who is responsible for the company’s current financial difficulties is the former CEO, Mr. Piscitelli. Not only did he fail to perform competently, but he persistently ignored the board’s instructions and was untruthful in his dealings with the board. As a result, at a special meeting of the board of directors held on November 2, 2011, the board accepted Mr. Piscitelli’s resignation. Had Mr. Piscitelli failed to resign, the board was prepared to terminate him for cause.

In October of last year, while Mr. Piscitelli was still employed by the company, Mr. Piscitelli arranged for Mr. Scales to receive confidential information belonging to the company, including the company’s actual and forecasted revenues and expenses, the orders that the company had received, the potential customer orders that the company had in its “pipeline,” the debts that the company owed to vendors, and the identity of the company’s stockholders. Mr. Piscitelli arranged for Mr. Scales to receive this information in direct violation of instructions given to him by the board of directors, Mr. Piscitelli actively plotted with Mr. Scales to gain control of the company, and Mr. Piscitelli and Mr. Scales repeatedly talked about hiding what they were doing from the board of directors until they were ready to “play their cards.” The board’s discovery of this misconduct was the final straw that led the board to schedule the special meeting at which Mr. Piscitelli resigned.

Page 2	February 2, 2012

Under the federal securities laws, Mr. Scales and Mr. Piscitelli are required to disclose any understanding or agreement they may have with any person relating to a proposed change in control the company. In the Scales Group’s filings with the SEC, however, Mr. Scales has failed even to mention Mr. Piscitelli, much less disclose the fact that, while Mr. Piscitelli was still employed by the company, Mr. Piscitteli arranged for Mr. Scales to receive confidential information belonging to the company and plotted with him to gain control. Similarly, Mr. Piscitelli has failed to amend his SEC filings to disclose this information. As a result, it appears that Mr. Scales and Mr. Piscitelli are currently in violation of Sections 13(d) and 14(a) of the Securities Exchange Act of 1934.

On two occasions – shortly after Mr. Piscitelli left the company in November of last year, and again within the last few weeks – the chairman of the board of directors spoke with Mr. Scales and assured him that, if he had a written business plan for improving the company’s financial performance, the board would be happy to consider it. On each occasion, Mr. Scales promised to put something together but then never followed through.

The company’s charter states that directors can only be removed for “cause.” Under Delaware law, “cause” is defined very narrowly to include only fraud, theft and other acts of moral turpitude. If the stockholders feel that the current directors have done a poor job, they are free to elect different directors as the various classes into which the company’s board is divided come up election at the next several annual meetings. There are advance notice provisions set forth in the company’s bylaws that ensure that the stockholders will have adequate time and information to choose between competing slates of directors. If Mr. Scales and Mr. Piscitelli had been willing to comply with these advance notice provisions, they could have put forward an alternative slate of directors at the recently concluded 2010 annual meeting. For whatever reason, they chose not to do so. Instead, while hiding a great deal of the relevant information from the stockholders, they chose to misuse the mechanisms of a special meeting and removal for cause. This is a stratagem they contemplated as long ago as October of last year.

Given all of the circumstances described above, the board of directors concluded that the vague proposals put forward by the Scales Group represented a threat to the other stockholders and that it was in the best interests of the stockholders to amend the bylaws so that the Scales Group and stockholders who joined with it would not be able to call a special meeting.

This step was not taken because the current directors have any particular personal interest in remaining in office. We understand the Scales Group has been telling stockholders that the directors are clinging to their positions with the company in order to enrich themselves financially. This is false. The compensation received by the four current directors is modest, averaging less than $72,500 per person in 2009, less than $65,000 per person in 2010, and less than $55,000 per person in 2011. As of September 30, 2011, General Alfred M. Gray has been receiving no compensation at all, even though, since early November 2011, he has been serving as acting CEO.

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The four current directors are highly successful and have already had distinguished careers in the military, law enforcement and business. General Gray was the Commandant of the Marine Corps and a member of the Joint Chiefs of Staff. Victor F. Trizzino was the chief executive officer of a publicly traded company. Stephen R. Seiter was the Commander of the New York Army National Guard with the rank of Major General. Pasquale J. D’Amuro was the head of the FBI’s New York field office and the inspector in charge of the FBI’s investigation of 9-11. It is preposterous to assert that these gentlemen have chosen to remain in their current positions at American Defense Systems for any reason other than a sense of duty to the stockholders.

Ironically, the only member of the board of directors who was enriching himself at the expense of the company was Richard P. Torykian, Sr., who has recently resigned from the board and thrown in his lot with the Scales Group. In contrast to General Gray, who is currently serving as acting CEO without receiving any compensation, Mr. Torykian routinely charged the company consulting fees. His total compensation from the company amounted to $236,500 in 2009 and $217,575 in 2010. In 2011, however, as a result of the company’s financial difficulties, the consulting arrangement was discontinued.

Earlier this year, when the board decided to amend the bylaws, the vote in favor was unanimous. Mr. Torykian actively participated in the meeting and voted in favor of the amendment. A few days later, however, after the Scales Group began threatening the directors with lawsuits, Mr. Torykian resigned from the board, inexplicably claiming in his resignation letter that he “disagreed with certain actions taken by the board.”

The Scales Group no doubt hopes that its unfounded threats of litigation will have the same effect on the remaining directors. We remain convinced, however, that the plans announced by the Scales Group represent a threat to the other stockholders, and we intend to continue to do what we think is in the best interests of the stockholders. We ask for your support as we continue to work to increase sales, reverse the company’s financial performance and otherwise remedy the damage done by Mr. Piscitelli.

General Alfred M. Gray
Victor F. Trizzino
Stephen R. Seiter
Pasquale J. D’Amuro

 You are urged to read American Defense Systems, Inc.’s proxy statement when it is available, as it will contain important information. You can get the proxy statement and any other relevant documents when they are available free of charge at the SEC’s website (www.sec.gov).